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TSAC CORP. ACCEPTS FOR PAYMENT VALIDLY TENDERED SHARES OF LITTLE SWITZERLAND,
INC. AND ANNOUNCES START OF SUBSEQUENT OFFERING PERIOD AT $2.40 PER SHARE

New York, NY, October 9, 2002 - Tiffany & Co. (NYSE: TIF) announced today that its wholly-owned subsidiary, TSAC Corp., had accepted for payment all shares of Little Switzerland, Inc. (OTCBB: LSVI.OB) validly tendered and not withdrawn as of October 8, 2002. The extended offer and withdrawal period of TSAC's tender offer for all of the shares of Little Switzerland at a price of $2.40 per share expired on Tuesday, October 8, 2002 at 5:00 p.m. New York City time.

Additionally, Tiffany announced that TSAC Corp. commenced a subsequent offering period beginning at 5:00 p.m., New York City time, on Tuesday, October 8, 2002. The subsequent offering period will expire at 5:00 p.m., New York City time, on October 25, 2002.

TSAC Corp. accepted for payment approximately 4,456,760 shares of Little Switzerland that had been validly tendered in the offer and extended offer periods and not withdrawn as of October 8, 2002 (including approximately 6,621 shares that were guaranteed to be delivered), which, when added to the shares already held by TSAC Corp. and its affiliates and the shares to be purchased from Seymour Holtzman and certain of his affiliates, including Jewelcor Management, Inc., pursuant to a separate stock purchase agreement, represent approximately 81% of the issued and outstanding shares of Little Switzerland as of October 8, 2002. TSAC Corp. intends to pay for the shares validly tendered by October 8, 2002 on Friday, October 11, 2002.

During the subsequent offering period, Little Switzerland stockholders who did not previously tender their shares may tender their shares by following the directions in the Offer to Purchase and related Letter of Transmittal filed with the SEC by Tiffany & Co., Tiffany & Co. International and TSAC Corp.

During the subsequent offering period, TSAC Corp. will accept and promptly pay for all shares as they are tendered. TSAC Corp. will purchase the tendered shares at a price of $2.40 per share. Shares that are tendered during the subsequent offering period may not be withdrawn.

As was announced prior to the extended offer and withdrawal period, TSAC Corp. has waived the requirement that a sufficient number of Little Switzerland shares be tendered so that, upon the closing of the tender offer and the stock purchase agreement, Tiffany would beneficially own at least 90% of the outstanding Little Switzerland common stock on a fully-diluted basis.

The condition that at least a majority of the outstanding Little Switzerland shares, excluding shares beneficially owned by TSAC Corp. or its affiliates and Mr. Holtzman or any of Mr. Holtzman's affiliates be tendered, has been satisfied. Furthermore, TSAC Corp. has obtained at least a majority of the outstanding Little Switzerland shares, excluding shares beneficially owned by TSAC Corp. or its affiliates, Mr. Holtzman or any of Mr. Holtzman's affiliates and the management of Little Switzerland, Inc.

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Tiffany & Co. is the internationally renowned jeweler and specialty retailer.
Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations, anticipations, beliefs, hopes, intentions, or strategies for the future. Readers are cautioned not to place undue reliance on forward-looking statements. All such forward-looking statements are based upon information available to Tiffany & Co. on the date this release is issued. Tiffany & Co. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER

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TO SELL SHARES OF LITTLE SWITZERLAND. TIFFANY & CO. HAS FILED AN OFFER TO
PURCHASE AND A LETTER OF TRANSMITTAL WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") RELATING TO ITS OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK OF LITTLE SWITZERLAND. BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER, ALL STOCKHOLDERS OF LITTLE SWITZERLAND ARE STRONGLY ADVISED TO READ THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL FILED WITH THE SEC AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT THAT LITTLE SWITZERLAND HAS FILED WITH THE SEC BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION RELATING TO THE OFFER. THESE DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV, OR BY CONTACTING MORROW & CO., INC. AT 1-800-607-0088.


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